ARTICLES OF AMENDMENT

STRATEGIC FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating Dreyfus New Leaders Fund as Dreyfus Active MidCap Fund and the issued and unissued shares of Dreyfus New Leaders Fund as Dreyfus Active MidCap Fund shares of the relevant class.

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Strategic Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

STRATEGIC FUNDS, INC.

By: [signature]
Jeff Prusnofsky
Vice President

WITNESS:

[signature]
John B. Hammalian
Assistant Secretary

2009 APR -2 PM 3: 38

CUST ID:0002261802
WORK ORDER:0001704840
DATE:04-03-2009 10:58 AM
AMT. PAID:$192.00

NY 72033544v1

STATE OF MARYLAND
I hereby certify that this is a true and complete copy of the page document on file in this office. DATED: 4-3-09
STATE DEPARTMENT OF ASSESSMENTS AND TAXATION
BY: [signature], Custodian
This stamp replaces our previous certification system. Effective: 6/95